Exhibit 99-1

NewLake Capital Partners Reports Second Quarter 2024 Financial Results

Second Quarter 2024 Revenue Totaled $12.5 Million, an Increase of 9.5% Year-Over-Year

Second Quarter 2024 Net Income Attributable to Common Stockholders Totaled $6.8 Million, Funds from Operations Totaled $10.5 Million, and Adjusted Funds from Operations Totaled $11.0 Million

Conference Call and Webcast Scheduled for August 8, 2024, at 11 a.m. Eastern Time

New Canaan, CT, August 07, 2024 /GLOBE NEWSWIRE/ — NewLake Capital Partners, Inc. (OCTQX: NLCP) (the “Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced its financial results for the second quarter ended June 30, 2024.

Anthony Coniglio, President and Chief Executive Officer, said, “We are pleased with our second quarter results, which led to our third consecutive quarterly dividend increase. We believe there are many positive catalysts on the horizon for the cannabis sector and it is an exciting time to be part of this growing industry. With an under-levered balance sheet and ample capital availability, we are well positioned to build upon our Q2 acquisition activity and continue to invest in cannabis real estate.”

Second Quarter 2024 Financial and Operational Highlights

◦Revenue totaled $12.5 million.
◦Net income attributable to common stockholders totaled $6.8 million.
◦Funds From Operations (“FFO”)(1) totaled $10.5 million.
◦Adjusted Funds From Operations (“AFFO”)(1) totaled $11.0 million.
◦Cash and cash equivalents as of June 30, 2024, were $20.7 million, with $15.8 million committed to fund building and tenant improvements.
◦Second quarter dividend increased to $0.43 per common share, equivalent to an annualized dividend of $1.72 per common share.
◦In May 2024, the Company purchased a cultivation facility in Connecticut for approximately $4.0 million and committed to fund approximately $12.0 million of improvements.
◦For the three months ended June 30, 2024, the Company funded approximately $3.5 million of building and tenant improvements.
◦In June 2024, the Company entered into an Equity Distribution Agreement (“EDA”) for a $50 million At The Market Program (“ATM Program”) .

Comparison to the second quarter ended June 30, 2023(2)

◦Revenue totaled $12.5 million, as compared to $11.4 million, an increase of 9.5% year-over-year.
◦Net income attributable to common stockholders totaled $6.8 million, as compared to $5.8 million.
◦FFO totaled $10.5 million, as compared to $9.5 million, an increase of 11.3% year-over-year.
◦AFFO totaled $11.0 million, as compared to $9.9 million, an increase of 11.2% year-over-year.

Six Months Ended June 30, 2024 Financial and Operational Highlights

Comparison to the six months ended June 30, 2023(2)

◦Revenue totaled $25.1 million, as compared to $22.8 million, an increase of 10.0% year-over-year.
◦Net income attributable to common stockholders totaled $13.7 million, as compared to $11.7 million.
◦FFO totaled $21.1 million, as compared to $19.0 million, an increase of 11.0% year-over-year.
◦AFFO totaled $22.0 million, as compared to $19.8 million, an increase of 10.9% year-over-year.
◦For the six months ended June 30, 2024, the Company funded approximately $11.4 million of building and tenant improvements.

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(1) FFO and AFFO are presented on a dilutive basis.
(2) Comparison financial results were impacted by the non-payment of contractual rent from one tenant in 2023.

Investment Activity
Acquisitions
In May 2024, the Company purchased a cultivation facility in Connecticut for approximately $4.0 million and committed to fund approximately $12.0 million in building and tenant improvements. The property was simultaneously leased to a related entity of an existing tenant.
Real Estate Commitments
Building and Tenant Improvements
The following table presents the funded commitments and the remaining unfunded commitments for the six months ended June 30, 2024 (in thousands):

Tenant	Market	Site Type	Closing Date	Funded Commitments	Unfunded Commitments
Ayr Wellness, Inc.	Pennsylvania	Cultivation	June 30, 2022	$—	$750
C3 Industries	Connecticut	Cultivation	May 7, 2024	—	12,024
C3 Industries	Missouri	Cultivation	April 1, 2022	8,065	761
Calypso	Pennsylvania	Cultivation	August 5, 2022	—	987
Mint	Arizona	Cultivation	June 24, 2021	3,306	1,282	(1)
Total				$11,371	$15,804

(1) Effective June 6, 2024, the lease agreement was amended to include an additional commitment of approximately $800 thousand.
Financing Activity

Revolving Credit Facility

As of June 30, 2024, the Company had approximately $7.6 million in borrowings under the Revolving Credit Facility and $82.4 million in funds available to be drawn, subject to sufficient collateral in the borrowing base. The facility bears interest at a fixed rate of 5.65% for the first three years and thereafter a variable rate based upon the greater of (a) the Prime Rate quoted in the Wall Street Journal (Western Edition) (“Base Rate”) plus an applicable margin of 1.0% or (b) 4.75%.
The facility is subject to certain liquidity and operating covenants and includes customary representations and warranties, affirmative and negative covenants, and events of default. As of June 30, 2024, the Company was in compliance with the covenants under the agreement.
At the Market Equity Program
On June 10, 2024, the Company entered into an EDA, pursuant to an ATM Program. Under the ATM Program, the Company may offer and sell shares of its common stock having an aggregate offering amount of up to $50.0 million from time to time through a sales agent. As of June 30, 2024, the Company has not issued any shares under the ATM Program.
Dividend
On June 12, 2024, the Company’s Board of Directors declared a second quarter 2024 cash dividend of $0.43 per share of common stock, equivalent to an annualized dividend of $1.72 per share of common stock. The dividend was paid on July 15, 2024, to stockholders of record at the close of business on June 28, 2024, and represents an AFFO payout ratio of 82%.

Recent Developments

Funded Commitments

Subsequent to June 30, 2024, the Company funded approximately $1.2 million of tenant improvements for its cultivation facilities in Arizona and Pennsylvania.
Conference Call and Webcast Details:

Management will host a conference call and webcast at 11:00 a.m. Eastern Time on August 8, 2024, to discuss its quarterly financial results and answer questions about the Company's operational and financial highlights for the second quarter ended June 30, 2024.

Event:	NewLake Capital Partners Inc. Second Quarter 2024 Earnings Call
Date:	Thursday, August 8, 2024
Time:	11:00 a.m. Eastern Time
Live Call:	1-877-407-3982 (U.S. Toll-Free) or +1-201-493-6780 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1680365&tp_key=ec81da0cb7

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until August 22, 2024, and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13747921.

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 32 properties comprised of 15 cultivation facilities and 17 dispensaries that are leased to single tenants on a triple-net basis. For more information, please visit www.newlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. All of our statements regarding anticipated growth in our funds from operations, adjusted funds from operations, anticipated market conditions, and results of operations are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

Use of Non-GAAP Financial Information

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

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Contact Information:
Lisa Meyer
Chief Financial Officer, Treasurer and Secretary
NewLake Capital Partners, Inc.
lmeyer@newlake.com

Investor Contact:
Valter Pinto, Managing Director
KCSA Strategic Communications
Valter@KCSA.com
PH: (212) 896-1254

Media Contact:
Ellen Mellody, Senior Vice President
KCSA Strategic Communications
EMellody@KCSA.com
PH: (570) 209-2947

NEWLAKE CAPITAL PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
Assets:
Real Estate
Land	$21,717	$21,397
Building and Improvements	405,955	390,911
Total Real Estate	427,672	412,308
Less Accumulated Depreciation	(38,191)	(31,999)
Net Real Estate	389,481	380,309
Cash and Cash Equivalents	20,687	25,843
In-Place Lease Intangible Assets, net	18,786	19,779
Loan Receivable, net (Current Expected Credit Loss of $141 and $167, respectively)	4,859	4,833
Other Assets	2,385	2,528
Total Assets	$436,198	$433,292

Liabilities and Equity:

Liabilities:
Accounts Payable and Accrued Expenses	$921	$1,117
Revolving Credit Facility	7,600	1,000
Loan Payable, net	—	1,000
Dividends and Distributions Payable	9,009	8,385
Security Deposits	8,789	8,616
Rent Received in Advance	784	990
Other Liabilities	149	227
Total Liabilities	27,252	21,335

Commitments and Contingencies

Equity:

Preferred Stock, $0.01 Par Value, 100,000,000 Shares Authorized, 0 Shares Issued and Outstanding, respectively	—	—
Common Stock, $0.01 Par Value, 400,000,000 Shares Authorized, 20,509,883 and 20,503,520 Shares Issued and Outstanding, respectively	205	205
Additional Paid-In Capital	446,006	445,289
Accumulated Deficit	(44,581)	(40,909)
Total Stockholders' Equity	401,630	404,585

Noncontrolling Interests	7,316	7,372
Total Equity	408,946	411,957

Total Liabilities and Equity	$436,198	$433,292

NEWLAKE CAPITAL PARTNERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Rental Income	$12,253	$11,183	$24,380	$22,340
Interest Income from Loans	134	131	265	259
Fees and Reimbursables	68	62	418	193
Total Revenue	12,455	11,376	25,063	22,792

Expenses:
Property Expenses	28	56	50	150
Depreciation and Amortization Expense	3,626	3,568	7,194	7,130
General and Administrative Expenses:	1,150	1,150	2,385	2,277
Compensation Expense	243	364	645	686
Professional Fees	455	451	873	920
Other General and Administrative Expenses	1,848	1,965	3,903	3,883
Total General and Administrative Expenses	5,502	5,589	11,147	11,163
Total Expenses
Provision for Current Expected Credit Loss	12	—	26	—

Income From Operations	6,965	5,787	13,942	11,629

Other Income (Expense):
Other Income	81	208	181	428
Interest Expense	(128)	(97)	(211)	(189)
Total Other Income (Expense)	(47)	111	(30)	239

Net Income	6,918	5,898	13,912	11,868

Net Income Attributable to Noncontrolling Interests	(122)	(101)	(247)	(203)

Net Income Attributable to Common Stockholders	$6,796	$5,797	$13,665	$11,665

Net Income Attributable to Common Stockholders Per Share - Basic	$0.33	$0.27	$0.66	$0.55

Net Income Attributable to Common Stockholders Per Share - Diluted	$0.33	$0.27	$0.66	$0.55

Weighted Average Shares of Common Stock Outstanding - Basic	20,555,362	21,369,489	20,548,601	21,396,330

Weighted Average Shares of Common Stock Outstanding - Diluted	20,951,379	21,743,071	20,946,805	21,769,912

Non-GAAP Financial Information

Funds From Operations

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently and therefore the Company’s computation of FFO may not be comparable to such other REITs.

Adjusted Funds From Operations

The Company calculates AFFO by starting with FFO and adjusting for non-cash and certain non-recurring transactions, including non-cash components of compensation expense and the effect of provisions for credit loss. Other REITs may not define AFFO in the same manner and therefore the Company’s calculation of AFFO may not be comparable to such other REITs. You should not consider FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

The table below is a reconciliation of net income attributable to common stockholders to FFO and AFFO for the three and six months ended June 30, 2024 and 2023 (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Income Attributable to Common Stockholders	$6,796	$5,797	$13,665	$11,665
Net Income Attributable to Noncontrolling Interests	122	101	247	203
Net Income	6,918	5,898	13,912	11,868

Adjustments:
Real Estate Depreciation and Amortization	3,622	3,568	7,185	7,130
FFO Attributable to Common Stockholders - Diluted	10,540	9,466	21,097	18,998
Provision for Current Expected Credit Loss	(12)	—	(26)	—
Stock-Based Compensation	424	373	774	681
Non-cash Interest Expense	67	73	135	140
Amortization of Straight-line Rent Expense	—	—	(1)	—
AFFO Attributable to Common Stockholders - Diluted	$11,019	$9,912	$21,979	$19,819

FFO per share – Diluted	$0.50	$0.44	$1.01	$0.87

AFFO per share – Diluted	$0.53	$0.46	$1.05	$0.91